Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
412-434-3046
silvey@ppg.com

PPG Investor Contact:
Scott Minder
Investor Relations
412-434-3466
sminder@ppg.com

PPG to transfer pension administration and obligations to Massachusetts Mutual Life Insurance Company and Metropolitan Life Insurance Company
PITTSBURGH, June 27, 2016 - PPG (NYSE:PPG) today announced that it has entered into an agreement to transfer pension benefits and annuity administration for $1.6 billion in pension liabilities to Massachusetts Mutual Life Insurance Company (MassMutual) and Metropolitan Life Insurance Company (MetLife).
Under the agreement, PPG’s pension plans will purchase group annuity contracts from MassMutual and MetLife for approximately 13,400 current U.S. salaried and non-union hourly retirees or their survivors who began receiving their monthly retirement benefit payments on or before April 1, 2016. All other PPG plan participants will remain in the company’s plans.
The agreement will transfer the payment administration and obligations to these high-rated insurance companies with a long history of efficiently providing group annuity benefits. This transfer is consistent with previous PPG actions to better manage the company’s pension process.
There will be no change to the monthly retirement benefit payments currently received by retirees or their survivors, and the value of pension benefits earned to date under these plans will not be impacted by these changes. PPG will no longer be administratively or financially responsible for the qualified defined benefit pension payment for those retirees or survivors transferred to MassMutual and MetLife. MassMutual and MetLife assume the obligation to make all future annuity payments.
No action is required on the part of retirees and surviving beneficiaries included in the transfer. Affected retirees will soon receive information packages with further details, including answers to frequently-asked questions.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 130 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $15.3 billion in 2015. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.
Forward-Looking Statements
Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. The forward-looking statements contained herein include statements relating to the pension annuitization. Actual events may differ materially from current expectations and are subject to a number of risks and uncertainties, including those related to the parties’ ability to complete the transaction on the anticipated terms and schedule, PPG’s ongoing pension obligations, costs after the transaction and the future funding of its pension plans, and the other risks and uncertainties discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q and its current reports on Form 8-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of their initial issuance, and PPG Industries does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.
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